Exhibit 4.4

STOCK OPTION AGREEMENT

THIS AGREEMENT dated as of             , 201    .

BETWEEN:

SMART TECHNOLOGIES INC., a body corporate amalgamated under the laws of the Province of Alberta (the “Corporation”)

AND:

                     (the “Optionee”)

WHEREAS:

A.	The Corporation has adopted an Amended and Restated Equity Incentive Plan (which equity incentive plan, as may be amended from time to time, is referred to herein as the “Plan”); and

B.	The Board of Directors of the Corporation has approved the granting to the Optionee of a stock option to purchase shares of the Corporation under the Plan;

IN CONSIDERATION OF THE MUTUAL PROMISES CONTAINED IN THIS AGREEMENT, THE PARTIES AGREE AS FOLLOWS:

1.	Pursuant to the provisions of the Plan, the Corporation hereby grants to the Optionee, on the terms and conditions contained herein, an irrevocable right (the “Option”) to purchase from the Corporation an aggregate of Class A Subordinate Voting Shares in the capital of the Corporation (the “Shares”), at the price of US$ZZZZ per share (the “Exercise Price”) exercisable as to the number of Shares and within the periods of time set forth in Section 3 of this Agreement.

2.	The Option granted hereby is subject to the terms and conditions of this Agreement and as contained in the Plan. The Plan is incorporated into and made a part of this Agreement. Unless there is something inconsistent in the subject or context, or unless otherwise provided in this Agreement, each of the capitalized expressions used in this Agreement has the same meaning ascribed to it in the Plan.

3.	Subject to the limitations on exercise and termination contained in the Plan, the Optionee may exercise the Option at any time after the date of this Agreement and before 5:00 p.m. (Calgary time) on , 201 (the “Normal Expiry Date”), subject to the vesting conditions below. At 5:00 p.m. (Calgary time) on the Normal Expiry Date, the Option terminates and is of no further force or effect in respect of those Shares for which the Option has not been exercised. The Option will vest as follows:

One-quarter (25%) of the Shares on             , 201

One-quarter (25%) of the Shares on             , 201

One-quarter (25%) of the Shares on             , 201

One-quarter (25%) of the Shares on             , 201

Provided that the Optionee shall have performed the duties of his or her position with the Corporation for, on a cumulative basis, not less than 250 days in each 12-month period preceding the respective vesting date for each of four years and if such condition is not satisfied no vesting of the Option shall occur on the vesting date, even if the Optionee would otherwise be entitled to such vesting.

4.	Subject to the provisions of the Plan, the Optionee or his legal personal representative may exercise the Option for vested Shares by giving a written notice (the “Notice”) to the Corporation substantially in the form of Exhibit “A”. In the Notice, the Optionee will specify the number of Shares being purchased. Concurrently, the Optionee will deliver payment, by cash, certified cheque or bank draft, in the full amount of the Exercise Price for the number of Shares specified in the Notice. As soon as reasonably practical but in no event later than 5 business days thereafter, the Optionee will deliver payment, by cash, certified cheque or bank draft of an amount sufficient to enable the Corporation (or an Affiliate, as applicable) to satisfy its obligations regarding the remittance of applicable tax and other source deductions resulting from the exercise of such options. Within 10 days after the Corporation’s receipt of the Notice, the Exercise Price and the amount for withholding taxes, the Corporation will deliver (or cause to be delivered) to the Optionee or his legal personal representatives, or as the Optionee or his legal personal representatives may otherwise direct in the Notice, one or more certificates in the name of the Optionee or his legal personal representative, representing the aggregate number of Shares for which the Optionee or his legal personal representatives have paid the Exercise Price.

5.	Nothing contained in the Plan or this Agreement requires the Optionee to purchase any Shares except those Shares in respect of which the Optionee has exercised his Option in the manner provided in Section 4 of this Agreement.

6.	The Optionee has no rights as a shareholder for any of the Shares, including without limitation, the right to receive dividends or other distributions thereon, other than in respect of those Shares for which the Optionee has exercised this Option and for which the Corporation has issued certificates, both in the manner provided in Section 4 of this Agreement.

7.	If a conflict arises between the Plan and this Agreement, the terms and conditions of the Plan shall prevail. The Corporation and the Optionee will refer to the Committee any question, conflicts or disputes arising under the Plan or this Agreement as to the interpretation, construction or enforcement of the Option and agree that the Committee’s decision is final and binding on the parties.

8.	All notices and other communications under this Agreement or the Plan are deemed to have been sufficiently given if personally delivered, if given by facsimile at the number indicated below or if mailed by registered prepaid post addressed as follows:

(a)	If to the Corporation, to 3636 Research Road NW, Calgary, Alberta, T2L 1Y1 or to fax number (403) 407-4897, Attention: VP, People Services.

(b)	If to the Optionee, at the address specified on the signature page of this Agreement or, if no such address is provided, at the address specified for the Optionee in the records of the Corporation.

A notice or other communication delivered personally is deemed to have been received as soon as actual delivery has been made at the address above. A notice or other communication given by facsimile is deemed to have been given on the date that confirmation of transmission is received by the sender. A notice or other communication mailed is deemed to have been given on the third business day after the day it is posted in any post office in the Province of Alberta. Either party to this Agreement may, at any time, change its address for service by notice given in the manner set out in this Agreement.

9.	This Agreement enures to the benefit of and is binding upon the Corporation, its successors and assigns, and the Optionee and his legal personal representatives to the extent provided in the Plan. Neither the Option nor this Agreement is assignable by the Optionee or his legal personal representatives.

10.	Time is of the essence of this Agreement.

11.	In this Agreement words importing the masculine gender include feminine and vice versa. Similarly, words importing the singular include the plural and vice versa.

12.	This Agreement and the Option are subject to and are to be construed in accordance with the laws of the Province of Alberta.

13.	The Optionee acknowledges and agrees that the granting of these Options is governed by applicable securities laws which may require the Optionee to file an insider report on SEDI within the applicable time frame. The Optionee further acknowledges that the filing of an insider report is his or her personal responsibility.

14.	This Agreement constitutes the whole and entire agreement between the parties in connection with the subject matter hereof and cancels and supersedes any prior agreements, undertakings, declarations, commitments, representations, written or oral, in respect thereof, and, other than as set forth in the Plan, there are no express or implied terms, conditions, agreements, undertakings, declarations, commitments, representations or warranties or other duties (legal, equitable, fiduciary, in tort or under general principles of civil law) whatsoever between the parties not expressly provided for in this Agreement.

IN WITNESS WHEREOF the parties hereto have signed and delivered this Agreement as of the date first above written.

SIGNED AND DELIVERED	)
In the presence of	)
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Witness

Address for service of the Optionee:

SMART TECHNOLOGIES INC.

Per:
		Name:	Nancy Knowlton
		Title:	President & CEO

Facsimile No.:

EXHIBIT “A”

SMART TECHNOLOGIES INC.

(the “Corporation”)

NOTICE OF EXERCISE OF OPTION

This is the Notice referred to in a Stock Option Agreement between the Corporation and              (the “Optionee”) dated              (the “Agreement”). Capitalized terms used herein shall have the meanings ascribed thereto in the Agreement.

The undersigned Optionee (or his legal representative(s) permitted under the Plan) hereby irrevocably elects to exercise his Option for the number and class of Shares (or other property or securities subject thereto) as set forth below:

(a)	Number of Shares to be Acquired:

(b)	Class of Shares:	Class A Subordinate Voting Shares

(c)	Exercise Price Per Share:	$

(d)	Aggregate Exercise Price:	$

And hereby tenders either cash, a certified cheque or a bank draft for the aggregate Exercise Price, and directs that the Shares be registered and a certificate therefor be issued and delivered as directed below.

DATED THIS      day of              (month),          year)

WITNESS TO EXECUTION	)
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	)	Name of Optionee
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	)	Signature of Optionee

Direction as to Registration of Shares

Name of Registered Holder

Address of Registered Holder